Exhibit 99.1

Kohl’s Department Stores, Inc.

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin  53051

November 17, 2008

Dear Larry:

We have entered into an employment agreement with you dated January 31, 1998 (the “Employment Agreement”).  Certain provisions of the Employment Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Under the final regulations issued by the Department of Treasury under Code Section 409A, all arrangements that are subject to Section 409A must be amended to comply with the final regulations on or before January 1, 2009.  Therefore, in order to comply with the final regulations under Section 409A, we are hereby amending your Employment Agreement, effective as of November 17, 2008, as follows:

1.

Disability.  The second sentence of Section 4.12. of the Employment Agreement shall be deleted and replaced with the following language:

“For purposes of this Agreement, “Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation.”

2.

Separation From Service.  A new Section 4.4. of the Employment Agreement shall be inserted into the Employment Agreement, to read:

“A termination of employment under this Agreement shall only occur to the extent Executive has a “separation from service” from Corporation in accordance with Section 409A of the Code.  Under Section 409A, a “separation from service” occurs when the Executive and the Corporation reasonably anticipate that no further services will be performed by the Executive after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as a consultant) would permanently decrease to no more than 20 percent of the average level of bona fide services performed by the Executive over the immediately preceding 36-month period.”

3.

Timing of Payments Upon Termination for Cause or Voluntary Termination Other Than For Good Reason.  The last sentence of Section 5.4. of the Employment Agreement shall be deleted and replaced with the following sentence:

“All salary or compensation hereunder shall be paid to Executive in accordance with the Corporation’s regular payroll practices or, to the extent applicable, in accordance with the terms of the benefit plans to which they relate.”

4.

Timing of Gross-Up Payment.  At the end of Section 5.7.(b) of the Employment Agreement, the following language shall be added:

“Any Gross-Up Payment under this Agreement shall be paid to the Executive no later than the end of the Executive’s taxable year following the calendar year in which the Excise Tax is remitted to the taxing authorities.”

5.

Delay of Payments if Required by Section 409A.  A new Section 5.8. shall be inserted into the Employment Agreement, to read:

“5.8.

Delay of Payments if Required by Section 409A.  If amounts paid to Executive pursuant to Article V of this Agreement would be subject to a penalty under Section 409A of the Internal Revenue Code because Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), such payments will be delayed until a date which is six (6) months after Executive’s termination of employment, at which point any such delayed payments will be paid to Executive in a lump sum.”

6.

Release.  A new Section 5.9. shall be inserted into the Employment Agreement, to read:

“5.9.

Release.  As a condition to the receipt of any amounts or benefits after termination of employment for whatever reason, Executive, or his personal representative, shall be required to execute a written release agreement in a form satisfactory to the Corporation containing, among other items, a general release of claims against the Corporation and, as an additional condition to the receipt of such amounts or benefits, Executive shall refuse to exercise any right to revoke such release agreement during any applicable rescission period.”

7.

Timing of Reimbursements.  At the end of Article VI of the Employment Agreement, the following language shall be added:

“In no event will the reimbursements to be provided by the Corporation pursuant to this Agreement in one taxable year affect the amount of reimbursements to be provided in any other taxable year, nor will Executive’s right to reimbursement be subject to liquidation or exchange for another benefit.  Further, any reimbursements to be provided by the Corporation pursuant to this Agreement shall be paid to the Executive no later than the calendar year following the calendar year in which the Executive incurs the expenses.”

8.

Timing of Benefits.  At the end of Section 7.1 of the Employment Agreement, the following language shall be added:

“In no event will the in-kind benefits to be provided by the Corporation pursuant to this Agreement in one taxable year affect the amount of in-kind benefits to be provided in any other taxable year, nor will Executive’s right to in-kind benefits be subject to liquidation or exchange for another benefit.”

9.

Timing of Payment of Health Insurance Benefits.  At the end of Section 7.3 of the Employment Agreement, the following language shall be added:

“In no event will the Health Insurance Benefits to be provided by the Corporation pursuant to this Agreement in one taxable year affect the amount of Health Insurance Benefits to be provided in any other taxable year, except as permitted under Section 409A of the Internal Revenue Code or the treasury regulations relating thereto.  In addition, Executive’s right to Health Insurance Benefits shall not be subject to liquidation or exchange for another benefit.”

10.

Fees and Expenses.  A new paragraph shall be inserted at the end of Section 9.6. of the Employment Agreement, to read:

“In no event will the reimbursements or in-kind benefits to be provided by the Corporation pursuant to this Agreement in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.  Further, any reimbursements to be provided by the Corporation pursuant to this Agreement shall be paid to the Executive no later than the calendar year following the calendar year in which the Executive incurs the expenses.  Notwithstanding the foregoing to the contrary, the payment by the Corporation of any fees or reimbursements of expenses related to an “Underpayment” under this Section 9.6 shall be made no later that the last day permitted under Section 1.409A-3(i)(1)(v) of the treasury regulations.”

11.

Section 409A Compliance.  A new Section 9.10. shall be inserted at the end of the Employment Agreement, to read:

“9.10.

Section 409A Compliance.  The Corporation and Executive intend that any amounts or benefits payable or provided under this Agreement comply with the provisions of Section 409A of the Internal Revenue Code and the treasury regulations relating thereto so as not to subject Executive to the payment of the tax, interest and any tax penalty which may be imposed under Code Section 409A.  The provisions of this Agreement shall be interpreted in a manner consistent with such intent.  In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to payment of tax, interest and tax penalty under Code Section 409A, the Corporation and Executive agree to amend this Agreement in a manner that brings this Agreement into compliance with Code Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to Executive.”

The capitalized terms used above which are not otherwise defined in this letter will have the meanings assigned to them in the Employment Agreement.  Except as modified by this letter, the Employment Agreement will remain in full force and effect.

Please confirm your agreement with the foregoing by signing and returning to the Corporation a copy of this letter.

KOHL’S DEPARTMENT STORES, INC.

By: /s/ Kevin Mansell

Kevin Mansell

President, Chief Executive Officer

Agreed effective as of the 17th day of November, 2008.

By: /s/ R. Lawrence Montgomery

     R. Lawrence Montgomery

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